Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated February 11, 2020, relating to the balance sheet of Flying Eagle Acquisition Corp. as of January 24, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from January 15, 2020 (date of inception) through January 24, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
February 10, 2020